Exhibit 3.1

DESIGNATION OF SERIES A PREFERRED SHARES OF SMX (SECURITY MATTERS) PLC

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY a company incorporated under the laws of Ireland with registration number 722009 and having its principal place of business at Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04 T4A6 (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors” or the “Board”) on 30 January 2026:

RESOLVED, that, pursuant to the authority conferred on and vested in the Board of Directors under the constitution of the Company (the “Constitution”), a series known as series A preferred shares, par value US$0.0001 per share, be and is hereby created, and that the designation and number of shares of such series and the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions attaching thereto, are as follows:

Series A Preferred Shares:

1.	Interpretation

In this Certificate, unless the context otherwise requires or unless otherwise specified, the following words and expressions shall have the following meanings. Terms not defined herein shall have the meaning given to them in the Rights Agreement.

“Change of Control” occurs if any of the following occur:

(a)	a person or entity acquires (or more than one person or entities acting in a co-ordinated manner acquire) Control of the Company after the date of this Deed;

(b)	the Company merges or amalgamates with any other entity in any jurisdiction or is subject to a scheme of arrangement or any analogous process in any jurisdiction; or

(c)	the Company ceases to own or have sole control of all or a substantial part of its business or assets.

“Control” means the ability of a person or persons, directly or indirectly, to direct or cause the direction of the affairs of another person, whether through provisions contained in its constitutional documents or, as the case may be, certificate of incorporation or by-laws or other documentation regulating or managing the affairs of that or any other person, or by virtue of any powers conferred by any applicable laws or regulations, the ownership of voting securities, by contract or otherwise and shall, for the purpose of this Deed include having a direct or indirect interest in more than 50% of the Ordinary Shares from time to time, including without limitation, any Restricted Voting Ordinary Shares.

“Dividend” means the dividend payable on the Preferred Shares.

“Dividend Rate” means 18.5% per annum; provided, however, that if at any time the Company shall have for any reason failed to pay dividends in cash in a timely manner as required by this Certificate, then immediately following such failure and for all Dividend Periods thereafter until the Dividend Period following the date on which the Company shall have paid in cash full cumulative dividends (including any unpaid dividends added to the Liquidation Preference pursuant to Section 2), the “Dividend Rate” shall mean 20.0%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Liquidation Preference” has the meaning set forth in Section 2.

1

“Ordinary Shares” means the ordinary shares with a nominal value of US$0.00000000002502543568 each in the capital of the Company on the date of the Rights Agreement or such Ordinary Shares of the Company as are in issue on the Record Date as a result of any consolidation of such Ordinary Shares.

“Record Date” means 2 March 2026 or such other date as may be specified by the Board for purposes of eligibility and issuance under the plan implementation.

“Restricted Voting Ordinary Shares” has the meaning set forth in the Constitution from time to time.

“Rights Agreement” means the Rights Agreement between the Company and Continental Stock Transfer & Trust Company dated 13 February 2026.

“Series A Preferred Majority” or “Preferred Majority” means holders of at least two thirds in number of the outstanding Preferred Shares, acting as a separate class.

2.	Designation and Amount

The shares of this series shall be designated as Series A Preferred Shares (the “Preferred Shares”), and the number of shares initially constituting the Preferred Shares shall be 100,000,000.

Preferred Shares shall have a par value of US$0.0001 and a stated value and initial liquidation preference per Preferred Share calculated as follows and subject to adjustment as set out herein (the “Liquidation Preference”):

per share Preferred Share liquidation preference =

US$250,000,000
the number of issued Preferred Shares from time to time

The Liquidation Preference may be increased on the Dividend Payment Date if the Company fails to pay in full the dividend payable for the Dividend Period ending on such date by an amount per share equal to the aggregate amount of unpaid dividends divided by the number of Preferred Shares outstanding on such date.

The Preferred Shares shall rank prior to the Ordinary Shares of the Company as provided in this Certificate and shall rank, as to both dividends and distributions upon dissolution, liquidation or winding up of the Company, prior to (a) any other capital of the Company outstanding on the date of the initial issuance of the Preferred Shares and (b) any capital of the Company that may be issued after the date of initial issuance of the Preferred Shares.

The Preferred Shares shall be subject to the terms of the Rights Agreement.

2

3.	Economic Terms

(a)	Dividends

(i)	For each Dividend Period from the date of the initial issuance of the Preferred Shares, holders of outstanding Preferred Shares shall be entitled to receive, rateably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, cumulative cash dividends at the annual rate per share equal to the then-current Dividend Rate on the then-current Liquidation Preference (which, for the avoidance of doubt, shall include accrued but unpaid Dividends). Dividends on the Preferred Shares shall accrue from but not including the date of the initial issuance of the Preferred Shares and will be payable in arrears quarterly on 31 March, 30 June, 30 September and 31 December of each year (each, a “Dividend Payment Date”). If a Dividend Payment Date is not a “Business Day,” the related dividend will be paid not later than the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York and Ireland are authorised or obligated by law or executive order to close.

(ii)	The initial dividend will be for the period from but not including the date of the initial issuance of the relevant Preferred Shares until the Dividend Payment Date immediately following such date of initial issuance. Except for the initial Dividend Payment Date, the “Dividend Period” relating to a Dividend Payment Date will be the period from but not including the preceding Dividend Payment Date through and including the related Dividend Payment Date. The amount of dividends payable on the initial Dividend Payment Date or for any Dividend Period that is not a full calendar quarter shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. For the avoidance of doubt, in the event that the Liquidation Preference changes in the middle of a Dividend Period, the amount of dividends payable on the Dividend Payment Date at the end of such Dividend Period shall take into account such change in Liquidation Preference and shall be computed at the Dividend Rate on each Liquidation Preference based on the portion of the Dividend Period that each Liquidation Preference was in effect.

(iii)	To the extent not paid pursuant to Sections 3(i) – (ii) above, dividends on the Preferred Shares shall accrue and shall be added to the Liquidation Preference pursuant to Sections 2 and 3(c), whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

(iv)	Each such dividend shall be paid to the holders of record of outstanding Preferred Shares as they appear in the books and records of the Company on such record date as shall be fixed in advance by the Board of Directors, not to be earlier than 45 days nor later than 10 days preceding the applicable Dividend Payment Date. The Company may not, at any time, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any share capital of the Company or other securities ranking junior to the Preferred Shares unless (i) full cumulative dividends on the outstanding Preferred Shares in respect of the then-current Dividend Period and all past Dividend Periods) have been declared and paid in cash, or (ii) the Preferred Majority has provided its prior consent pursuant to Section 9.

(v)	Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Preferred Shares without the payment of any dividends on the Ordinary Shares, Preferred Shares or any other class or series of shares from time to time outstanding ranking junior to the Preferred Shares with respect to the payment of dividends.

(vi)	If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on the Preferred Shares, all such dividends that have been declared on the Preferred Shares shall be paid to the holders pro rata based on the aggregate Liquidation Preference of the Preferred Shares held by each holder, and any amounts due but not paid in cash shall be added to the Liquidation Preference pursuant to Section 3(c).

3

(vii)	To the extent any declared dividends are not lawfully payable in cash (including, without limitation, due to insufficient distributable profits or other applicable legal limitations), such dividends shall continue to accrue.

(b)	Ranking and Priority of Distributions

The Preferred Shares shall rank prior to the Ordinary Shares of the Company as provided in this Certificate and shall rank, as to both dividends and distributions upon dissolution, liquidation or winding up of the Company, prior to (i) the Ordinary Shares; (ii) any shares in the Company in issue on the date of the initial allotment of Preferred Shares; and (iii) any shares in the Company that may be allotted after the date of initial allotment of the Preferred Shares, provided however that the Company may issue share capital ranking pari passu or in priority to the Preferred Shares with the consent of the Preferred Majority required pursuant to Section 9.

(c)	Liquidation Rights and Preference

Upon any Change of Control, the voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the outstanding Preferred Shares shall be entitled to receive, before any payment or distribution shall be made on the Ordinary Shares or any other class or series of shares of the Company ranking junior to the Preferred Shares upon liquidation, the amount per share equal to (i) the Liquidation Preference plus (ii) an amount, determined in accordance with Section 3 above, equal to the dividend otherwise payable for the then-current Dividend Period accrued through and including the date of payment less (iii) any amount previously paid by way of Liquidation Preference or Dividend PROVIDED, HOWEVER, that if the assets of the Company shall be insufficient for the payment of the amount which the holders of the outstanding Preferred Shares shall be entitled to receive, then, all of the assets of the Company available for distribution to shareholders shall be distributed to the holders of outstanding Preferred Shares pro rata based on the aggregate Liquidation Preference of Preferred Share held by each holder.

4.	Voting Rights

The holders of Preferred Shares shall have no rights to receive notice of, attend or vote at general meetings of the Company. As long as any Preferred Shares are outstanding, the rights attaching to the Preferred Shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation, in accordance with the Constitution.

5.	Surrender and Cancellation

At any time following the payment by the Company to the holders of the Preferred Shares all amounts of the Liquidation Preference and the Dividend, the Board may resolve that each holder of Preferred Shares shall surrender such shares for nil consideration pursuant to section 102(1)(a) of the Companies Act 2014 and thereafter the Company shall cancel such shares.

Upon the passing of such resolution, the holders of the Preferred Shares shall be deemed to have surrendered each Preferred Share for nil consideration pursuant to section 102(1)(a) of the Companies Act 2014.

4

Any director of the Company (the “Agent”) is appointed the attorney of the holder of a Preferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or surrender and/or other documents in the Agent’s discretion in relation to the Preferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or surrender and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of the surrender and cancellation pursuant to this paragraph 5 of the Preferred Shares for nil consideration.

6.	TRANSFER OF PREFERRED SHARES

No Preferred Shares nor any interest therein may be transferred.

7.	NO CONVERSION OR EXCHANGE RIGHTS

The holders of the Preferred Shares shall not have any right to convert such shares into or exchange such shares for any other class or series of shares or obligations of the Company.

8.	nO PRE-emptive rights

No holder of the Preferred Shares shall as such holder have any pre-emptive right to purchase or subscribe for any other shares, rights, options or other securities of any class of the Company which at any time may be sold or offered for sale by the Company.

9.	additional classes or series of shares

The Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of shares of the Company, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof; provided that, any such class or series of shares may not rank prior to or on parity with the Preferred Shares without the prior written consent of the Preferred Majority.

10.	GOVERNING LAW

This Certificate and the respective rights and obligations of the Company and the holders of the Preferred Shares with respect to such Preferred Shares shall be construed in accordance with and governed by the laws of Ireland.

11.	MISCELLANEOUS

(a)	The Company and any agent of the Company may deem and treat the holder Preferred Shares, as shown in the Company’s books and records, as the absolute owner of such Preferred Shares for the purpose of receiving payment of Dividends in respect of such Preferred Shares and for all other purposes whatsoever, and neither the Company nor any agent of the Company shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Company on or with respect to any such Preferred Shares.

RECEIPT AND ACCEPTANCE OF A PREFERRED SHARES BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE COMPANY AND THE HOLDER (AND ALL SUCH OTHERS).

5